Exhibit (j)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" for the DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund in the related Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the DWS State Tax-Free Income Series Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 47 to the Registration Statement (Form N-1A, No. 2-81549) of our reports dated October 23, 2009, on the financial statements and financial highlights of DWS California Tax-Free Income Fund and DWS New York Tax-Free Income Fund, included in each Fund's Annual Report dated August 31, 2009.


                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
November 24, 2009